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Exhibit 99.1
(1)      For Immediate Release


Contact:  Alan Joseph, CFO
Franklin Credit Management Corp.
(212) 925-8745 ext. 169
ajoseph@franklincredit.com


 FRANKLIN CREDIT ANNOUNCES PURCHASE OF $310 MILLION SUBPRIME MORTGAGE PORTFOLIO

     NEW YORK, New York (July 19, 2004) - Franklin Credit Management Corp. (OTC
BB: FCSC), a specialty financial services company that acquires, manages and sells subprime residential mortgage assets, today announced the purchase of a mixed pool of performing, subperforming, and nonperforming mortgage loans (and related servicing rights)with a face value totaling approximately $310 million. The loans, which are secured by single-family residences, were purchased from Bank One, N.A., and include $246.0 million face amount of first mortgage loans and $64.5 million face amount of second mortgage loans. The purchase price was $275.1 million.

     "We are pleased to announce the successful closing on our purchase of this large portfolio of loans,"commented Thomas J. Axon, Chairman of Franklin Credit Management Corp. "On a pro forma basis, the purchase expands our Net Notes Receivable portfolio by more than 42%, to approximately $654 million as of March 31, 2004. We expect the acquisition to be accretive to net income and earnings per share, as it will allow us to expand our operating platform and leverage SG&A expenses across a larger revenue base."

     In its Form 8-K filing with the SEC relating to the transaction, the Company provided unaudited pro forma information that gives effect to the acquisition of certain assets from Bank One, N.A., as if the transactions had occurred as of January 1, 2003. According to the 8-K filing, revenues would have approximated $82.4 million and the Company would have earned net income after taxes of $10.6 million, or $1.62 per diluted share, on a pro forma basis, for the year ended December 31, 2003. These pro forma results compare with actual reported revenues of $57.6 million and reported net income after taxes of $6.7 million, or $1.02 per diluted share, for the year ended December 31, 2003.

     The 8-K filing also provided unaudited pro forma operating information for the quarter ended March 31, 2004. Pro forma revenues would have approximated $22.0 million and the Company would have earned net income after taxes of $3.3 million, or $0.49 per diluted share, for the three months ended March 31, 2004. These pro forma results compare with actual reported revenues of $15.1 million and reported net income after taxes of $2.0 million, or $0.30 per diluted share, for the quarter ended March 31, 2004.

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                  About Franklin Credit Management Corp.



     Franklin Credit Management Corporation ("FCMC", and together with its wholly-owned subsidiaries, the "Company") is a specialty consumer finance and asset management company primarily engaged in the acquisition, origination, servicing and resolution of performing, sub-performing and non-performing residential mortgage loans and residential real estate. The Company acquires these mortgages from a variety of mortgage bankers, banks, and other specialty finance companies. These loans are generally purchased in pools at discounts from their aggregate contractual balances, from sellers in the financial services industry. Real estate is acquired in foreclosure or otherwise and is also generally acquired at a discount relative to the appraised value of the asset. The Company conducts its business from its executive and main office in New York City and through its website www.franklincredit.com. Its common stock trades on the OTC Bulletin Board under the symbol "FCSC".




Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of relations between the Company and its sole Senior Debt Lender and the Senior Debt Lender's willingness to extend additional credit to the Company;
(iii) the availability for purchases of additional loans; (iv) the status of relations between the Company and its sources for loan purchases; (v)
unanticipated   difficulties  in  collections  under  loans  in  the  Company's portfolio; and (vi)other risks detailed from time to time in the Company's SEC reports. Additional factors that would cause actual results to differ materially from those projected or suggested or suggested in any forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the caption "Real Estate Risk" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                    For further information, please contact:

 Alan Joseph, CFO of Franklin Credit Management Corp. at 212-925-8745 (Ext. 169)